Exhibit 10.5

AVALARA, INC.

EQUITY AWARD ACCELERATION POLICY

(as amended and restated effective as of January 25, 2022)

This Avalara, Inc. Equity Award Acceleration Policy was initially adopted by the Compensation and Leadership Development Committee (the “CLDC”) of the Board of Directors (the “Board”) of Avalara, Inc. (the “Company”) effective as of July 24, 2019 (the “Effective Date”) and was most recently amended and restated by the CLDC effective as of January 25, 2022 (as amended and restated, this “Policy”).

1.Acceleration of Equity Awards upon Death or Disability of an Eligible Service Provider

(a)Time-Based Awards.  If the employment or service (“Service”) of an Eligible Service Provider (as defined in Section 2) terminates by reason of death or Disability (as defined in Section 1(c)), all equity awards, including but not limited to stock options and restricted stock units, then held by the Eligible Service Provider that vest solely based on continued Service with the Company or a subsidiary (the “Time-Based Awards”), whether granted prior to or after the Effective Date, will become fully vested and exercisable or payable as of the date of such termination (which payment date for restricted stock units will be no later than 45 days after the date of such termination).

(b)Performance Awards.  If an Eligible Service Provider’s Service terminates by reason of death or Disability prior to the end of a performance period applicable to any equity awards then held by the Eligible Service Provider that vest based on achievement of one or more performance goals (the “Performance Awards” and collectively with the Time-Based Awards, the “Eligible Awards”), including but not limited to performance share units, such Performance Awards will become vested based on actual performance in one or more remaining performance periods for the Performance Awards, calculated in accordance with the terms set forth in the Eligible Service Provider’s award agreements for the Performance Awards, including the time of payment under such Performance Awards (and including the applicable terms thereof in the event of a Change in Control (as defined in the Company’s 2018 Equity Incentive Plan or any other equity plan under which the Eligible Awards may be granted (such applicable plan, the “Plan”))), notwithstanding the Eligible Service Provider’s termination of Service prior to completion of a performance period.

(c)For purposes of this Policy, “Disability” has the meaning set forth in the Plan; provided, however, that to the extent required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any condition otherwise constituting a “Disability” must also satisfy at least one of the requirements described in Section 1.409A-3(i)(4)(i) of the Code.

2.Eligible Service Providers

“Eligible Service Provider” means (a) the Company’s Chief Executive Officer (the “CEO”); (b) those employees who, as of January 25, 2022, directly report to the CEO as a member of the CEO’s executive staff and who have been employed by the Company or a subsidiary in any capacity for five or more consecutive years as of January 25, 2022; (c) any individual who has been employed by the Company or a subsidiary for ten or more years (with credit given to an individual for each full month of prior employment at a company acquired by the Company or one of its subsidiaries, up to sixty months’

maximum credit); and (d) any other individual designated as an Eligible Service Provider by the Board or the CLDC.

An individual who becomes an Eligible Service Provider pursuant to this Policy will remain an Eligible Service Provider as long as such individual continues to provide continuous Service to the Company or a subsidiary in any capacity, including as a nonemployee director (other than with respect to equity awards granted to such individual as a nonemployee director under the Company’s Outside Director Compensation Policy, which will be governed by that policy).  In the event of an employee’s termination of employment with the Company or a subsidiary and the employee’s subsequent re-employment by the Company or a subsidiary, any full month(s) of prior employment with the Company or a subsidiary (and, if applicable, up to sixty months’ employment at a company acquired by the Company) will be credited for purposes of determining an employee’s status as an Eligible Service Provider.

In the event of an Eligible Service Provider’s termination of Service with the Company or a subsidiary for any reason other than death or Disability, this Policy automatically will cease to apply to such Eligible Service Provider upon such termination.

3.Administration and Amendment

The CLDC is authorized to interpret and administer this Policy, and its determinations will be final, conclusive and binding on all persons, including an Eligible Service Provider.  The CLDC retains the discretion to determine that this Policy will not apply to particular Eligible Awards at the time of grant.  The CLDC may amend this Policy at any time, provided that any amendment that reduces an Eligible Service Provider’s rights under the Eligible Service Provider’s then‑outstanding Eligible Awards is subject to the written consent of the Eligible Service Provider.

4.Section 409A of the Code

This Policy is intended to comply with Section 409A of the Code or an exemption thereunder, and this Policy will be interpreted, operated and administered in a manner consistent with this intention.  Any terms necessary for compliance with Section 409A of the Code are incorporated by reference herein.  Each installment that vests or is payable under this Policy will be treated as a separate and distinct payment for purposes of Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no representations that payments and benefits under this Policy comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Service Provider on account of non-compliance with Section 409A of the Code.